As filed with the Securities and Exchange Commission on September 17, 2007

811-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Claymore/AlphaShares China Strategy Fund

Address of Principal Business Office:

2455 Corporate West Drive
Lisle, Illinois 60532

Telephone Number:

(630) 505-3700

Name and address of agent for service of process:

Nicholas Dalmaso
Claymore Advisors, LLC
2455 Corporate West Drive
Lisle, Illinois 60532

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES [ X ]      NO [   ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle in the State of Illinois on the 17th day of September, 2007.

CLAYMORE/ALPHASHARES CHINA STRATEGY FUND

By:        /s/ Nicholas Dalmaso
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Nicholas Dalmaso
Sole Trustee

Attest:      /s/ Matthew J. Patterson
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Matthew J. Patterson
Secretary